Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2006 RESULTS
ANNOUNCES APPROVAL TO LIST ON THE NEW YORK STOCK EXCHANGE
SECOND QUARTER REVENUE GROWS 9.4%; EPS GROWS 33%
Cleveland, Ohio (July 26, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced second-quarter and first-half results for the period ended June 30, 2006 and that the Company has received approval from the New York Stock Exchange (NYSE) to list its Common Stock with the first day of trading scheduled for August 4, 2006 under the symbol “CBZ”.
CBIZ reported revenue of $152.8 million for the second quarter ended June 30, 2006, an increase of 9.4% over the $139.7 million recorded for the second quarter of 2005. Same-unit revenue for the second quarter increased by 5.7%, or by $7.9 million. Revenue from newly acquired operations contributed $5.2 million to revenue growth in the second quarter of 2006 compared with the second quarter a year ago. CBIZ reported income from continuing operations of $6.0 million for the second quarter 2006, or $0.08 per diluted share, compared with $4.7 million, or $0.06 per diluted share in the second quarter of 2005.
During the second quarter, the Company completed a $100 million offering of Convertible Senior Subordinated Notes due in 2026. Net proceeds from the sale of the Notes were used by the Company to repurchase approximately 7.2 million shares of its common stock, including open market purchases through June 30, 2006, at a cost of approximately $56.8 million and to repay the outstanding balance under the Company’s $100 million unsecured credit facility. At June 30, 2006, there was no balance outstanding on the Company’s $100 million unsecured credit facility and the Company held approximately $14 million of surplus funds invested in short-term money market instruments.
For the six-month period ended June 30, 2006, CBIZ reported revenue of $323.8 million, an increase of 9.8%, or $29.0 million over the $294.8 million recorded for the comparable six-month period a year ago. Same-unit revenue increased by 6.8%, or $20.1 million, for the first six months of 2006 compared to the same period a year ago. Acquisitions contributed $8.9 million to revenue growth for the first six months of 2006 compared with the same period a year ago. Income from continuing operations was $19.2 million for the first six months of 2006, or $0.25 per diluted share, compared with $14.9 million for the first six months of 2005, or $0.19 per diluted share.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ also announced today that it will transfer the listing of its Common Stock to the New York Stock Exchange (NYSE). CBIZ anticipates the trading of its common stock to commence on the NYSE on Friday, August 4, 2006 under the new symbol “CBZ”. Until that time, the Company’s shares will continue to trade on the NASDAQ National Market under the symbol “CBIZ”.
“We are pleased that we are achieving growth in all business segments within CBIZ,” stated Steven L. Gerard, Chairman and CEO. “This quarter represents the twelfth consecutive quarter of same-unit revenue growth for CBIZ. We have made three acquisitions so far in 2006 and each is contributing to our growth. Our cross-serving results continue to contribute to our revenue growth and for the first half of 2006, we have been able to translate our 9.8% revenue growth into a 31% growth in our earnings per share. We are on track to reach or achieve the higher end of our 2006 goals of 8% — 10% growth in revenue and 20% — 25% growth in earnings per share over the $0.28 recorded for 2005,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-559-9370 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6819. A replay of the call will be available starting at 1:00 p.m. (ET), July 26 through midnight (ET), July 28, 2006. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 15145919. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2006 AND 2005
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,
	2006	%	2005(1)%

Revenue	$152,758	100.0%	$139,688	100.0%

Operating expenses	130,775	85.6%	121,006	86.6%

Gross margin	21,983	14.4%	18,682	13.4%

Corporate general and administrative expense	7,333	4.8%	7,449	5.3%
Depreciation and amortization expense	4,169	2.7%	3,783	2.8%

Operating income	10,481	6.9%	7,450	5.3%

Other income (expense):
Interest expense	(867)	-0.6%	(845)	-0.6%
Gain on sale of operations, net	7	0.0%	—	0.0%
Other income, net	522	0.3%	757	0.6%

Total other expense, net	(338)	-0.3%	(88)	0.0%

Income from continuing operations before income tax expense	10,143	6.6%	7,362	5.3%

Income tax expense	4,174		2,694

Income from continuing operations	5,969	3.9%	4,668	3.3%

Loss from operations of discontinued businesses, net of tax	(529)		(1,342)
Loss on disposal of discontinued businesses, net of tax	(214)		—

Net income	$5,226	3.4%	$3,326	2.4%

Diluted earnings (loss) per share:
Continuing operations	$0.08		$0.06
Discontinued operations	(0.01)		(0.02)

Net income	$0.07		$0.04

Diluted weighted average common shares outstanding	75,421		76,947

Other data from continuing operations:
EBIT (2)	$11,003		$8,207
EBITDA (2)	$15,172		$11,990

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,
	2006	%	2005(1)%

Revenue	$323,819	100.0%	$294,844	100.0%

Operating expenses	269,506	83.2%	248,021	84.1%

Gross margin	54,313	16.8%	46,823	15.9%

Corporate general and administrative expense	14,065	4.3%	13,870	4.7%
Depreciation and amortization expense	8,240	2.6%	7,677	2.6%

Operating income	32,008	9.9%	25,276	8.6%

Other income (expense):
Interest expense	(1,659)	-0.5%	(1,626)	-0.6%
Gain on sale of operations, net	7	0.0%	—	0.0%
Other income, net	1,811	0.5%	1,145	0.4%

Total other income (expense), net	159	0.0%	(481)	-0.2%

Income from continuing operations before income tax expense	32,167	9.9%	24,795	8.4%

Income tax expense	12,962		9,919

Income from continuing operations	19,205	5.9%	14,876	5.0%

Loss from operations of discontinued businesses, net of tax	(1,914)		(3,304)
Loss on disposal of discontinued businesses, net of tax	(47)		(109)

Net income	$17,244	5.3%	$11,463	3.9%

Diluted earnings (loss) per share:
Continuing operations	$0.25		$0.19
Discontinued operations	(0.02)		(0.04)

Net income	$0.23		$0.15

Diluted weighted average common shares outstanding	76,409		77,338

Other data from continuing operations:
EBIT (2)	$33,819		$26,421
EBITDA (2)	$42,059		$34,098

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005 (3)	2006	2005 (3)
Revenue
Financial Services	$67,098	$63,131	$156,546	$146,953
Employee Services	41,617	38,496	83,568	76,324
Medical Management Professionals	30,046	24,281	58,268	47,455
National Practices	13,997	13,780	25,437	24,112

Total	$152,758	$139,688	$323,819	$294,844

Gross margin
Financial Services	$8,690	$7,856	$34,285	$32,175
Employee Services	8,751	8,046	17,192	14,443
Medical Management Professionals	5,909	4,590	9,447	8,136
National Practices	2,746	2,133	3,462	2,237

Total (1)	$21,983	$18,682	$54,313	$46,823
SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30,	DECEMBER 31,
	2006	2005 (3)
Cash and cash equivalents	$13,574	$8,909
Restricted cash	$12,046	$9,873
Accounts receivable, net	$118,936	$98,390
Current assets before funds held for clients	$158,961	$144,641
Funds held for clients	$56,576	$65,669
Goodwill and other intangible assets, net	$207,634	$184,462

Total assets.	$487,891	$454,584

Current liabilities before client fund obligations	$84,164	$87,785
Client fund obligations	$56,576	$65,669
Convertible notes	$100,000	$—
Bank debt	$—	$32,200

Total liabilities	$261,432	$199,923

Treasury stock	$(159,073)	$(102,317)

Total stockholders’ equity	$226,459	$254,661

Debt to equity	44.2%	12.6%
Days sales outstanding from continuing operations (2)	72	65

Shares outstanding	69,358	73,822

Basic weighted average common shares outstanding	74,012	74,448

Diluted weighted average common shares outstanding	76,409	76,827

(1)	Includes operating expenses recorded by corporate and not directly allocated to the business units of $4,113 and $3,943 for the three months ended June 30, 2006 and 2005 and $10,073 and $10,168 for the six months ended June 30, 2006 and 2005, respectively.

(2)	Days sales outstanding at June 30, 2005, was 75 days. Days sales outstanding (DSO) represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007